Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File Nos. 333-58127 and 333-42366) under the Securities Act of 1933 of Telephone and Data Systems, Inc. of our report dated April 26, 2002, on our audit of the financial statements of the Telephone and Data Systems, Inc. Tax-Deferred Savings Plan as of December 31, 2001, and for the year then ended, and supporting schedules as of and for the year ended December 31, 2001, which is included in the annual report on Form 11-K for the year ended December 31, 2001.

Virchow Krause & Company, LLP

Madison, Wisconsin June 21, 2002